Exhibit 10.2

LEASE

BETWEEN

THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON,

AS LANDLORD

AND

SAFECO INSURANCE COMPANY OF AMERICA,

AS TENANT

LEASE BETWEEN

THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON,

AS LANDLORD

AND

SAFECO INSURANCE COMPANY OF AMERICA,

AS TENANT

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SECTION VIII - ALTERATIONS		8
8.1	Delivery of Premises	8
8.2	Alterations by Tenant	9
SECTION IX - MAINTENANCE OF PREMISES		10
9.1	Maintenance and Repairs by Tenant	10
9.2	Failure to Maintain	10
9.3	Maintenance and Repairs by Landlord	10
SECTION X - INSURANCE AND INDEMNITY		11
10.1	Indemnification	11
10.2	Insurance	11
10.3	Landlord’s Insurance	12
10.4	Waiver of Subrogation	12
SECTION XII - ASSIGNMENT AND SUBLETTING		12
11.1	Assignment or Sublease	12
11.2	Assignment by Landlord	12
SECTION XIII - DESTRUCTION OF PREMISES		12
12.1	Partial Destruction	12
12.2	Total Destruction	13
SECTION XIV - EMINENT DOMAIN		13
13.1	Total Taking	13
13.2	Partial Taking	13
13.3	Damages	13
SECTION XV - DEFAULT OF TENANT		14
14.1	Defaults	14
14.2	Legal Expenses	15
14.3	Remedies Cumulative; Waiver	15
SECTION XVI - ACCESS BY LANDLORD; DEFAULT OF LANDLORD		15
15.1	Right of Entry	15
15.2	Default of Landlord	15
SECTION XVII - SURRENDER OF PREMISES		16
16.1	Surrender of Possession	16
16.2	Holding Over	16
SECTION XVIII - QUIET ENJOYMENT		16
17.1	Landlord’s Covenant	16
SECTION XIX - MISCELLANEOUS		16
18.1	Notices	16
18.2	Successors or Assigns	16
18.3	Brokerage Commissions	16
18.4	Partial Invalidity	16
18.5	Recording	17
18.6	Subordination; Estoppel	17
18.7	Liability of Landlord	17
18.8	Force Majeure	17
18.9	Authority	17

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18.10	Headings	18
18.11	Gender	18
18.12	Counterparts	18
SECTION XX - EXECUTION OF LEASE		18
19.1	Execution by Landlord and Tenant	18
SECTION XXI - ENTIRE AGREEMENT - APPLICABLE LAW		18
20.1	Entire Agreement - Applicable Law	18

EXHIBITS

A	Legal Description of Premises
B	Site Plan

-iii-

LEASE

THIS LEASE is made as of the 27th day of September, 2006, by and between THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON, an agency of the State of Washington (“Landlord”), and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (“Tenant”).

For and in consideration of the mutual promises, covenants and conditions set forth in this Lease, Landlord and Tenant agree as follows:

SECTION I - LEASE DATA AND EXHIBITS

1. Lease Data. The following definitions shall apply for purposes of this Lease, except as otherwise specifically modified herein:

1.1 Premises. The real property that is legally described on Exhibit A attached hereto, as depicted on the site plan attached hereto as Exhibit B, inclusive of Safeco Tower and Buildings O, C and S (the “Office Buildings”) and Garages A & B (the “Garage Buildings”) (collectively the “Buildings”) and other improvements depicted thereon (collectively the “Premises”).

1.2 Commencement Date. September 27, 2006.

1.3 Term. Until December 31, 2007.

1.4 Base Rent. Tenant shall pay Base Rent in the following monthly amounts throughout the Term:

(a) Office Buildings: In the monthly amount of $702,003.50 based on a monthly rate of $1.375 per rentable square foot (or an annual rate of $16.50 per rentable square foot) for the Office Building area which the parties agree contains 510,548 rentable square feet.

(b) Garage Buildings: In the monthly amount of $61,795 based on a monthly rate of $85 per stall for the 727 stalls in the Garage Buildings.

1.5 Use. Tenant shall use the Premises only for general business office purposes, parking and other purposes permitted by applicable law.

1.6 Notice Addresses.

Landlord:	University of Washington
Real Estate Office
1326 Fifth Avenue, 400 Skinner Building
Seattle, Washington 98101-2610
Attn: Director of Real Estate

Tenant:	4300 Roosevelt Way
Seattle, WA 98185
Attn: Corporate Real Estate
With copy to:	Alston, Courtnage & Bassetti LLP
Attn: Michael S. Courtnage
1000 Second Avenue
Suite 3900
Seattle, Washington 98104-1045
Fax No. (206) 623-1752

1.7 Exhibits. The following exhibits are made a part of this Lease:

Exhibit A -	Legal Description of Premises
Exhibit B -	Site Plan

SECTION II - PREMISES

2.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

SECTION III - TERM

3.1 Term. This Lease shall be for the term specified in Section 1.3 (the “Term”), commencing on the Commencement Date.

SECTION IV - RENT

4.1 Base Rent. Tenant shall pay to Landlord at the address specified in Section 1.6, or at such other entity or address as may be specified by Landlord from time to time, without demand and without setoff or deduction whatsoever, except as permitted in Section 9.3 hereof, as fixed monthly base rent during the Term, the amounts set forth in Section 1.4 (“Base Rent”) plus applicable Leasehold Excise Tax (as defined in Section 4.2). Monthly installments of Base Rent are due in advance on or before the first day of each month of the Term. Base Rent for partial months shall be prorated. The Base Rent does not include Leasehold Excise Tax or the Additional Rent payable by Tenant pursuant to this Lease.

4.2 Leasehold Excise Tax. Tenant shall pay to Landlord on the same date and in the same manner that Base Rent is paid, all leasehold excise taxes payable on the Base Rent for the lease of the Premises at the rate established by the State of Washington from time to time (“Leasehold Excise Tax”). The Leasehold Excise Tax payable as of the Commencement Date of this Lease is 12.84% of Base Rent; provided, however, that the amount of Leasehold Excise Tax will be no more than the amount of property tax as provided under RCW 82.29A.120. In the event that there is any change in the amount, manner or method in which Leasehold Excise Tax is determined or paid, Tenant shall pay the Leasehold Excise Tax, as so changed, revised or recalculated.

4.3 Additional Rent. In addition to Base Rent and applicable Leasehold Excise Tax, all other sums to be paid or reimbursed by Tenant to Landlord, whether or not so designated, are “Additional Rent” for the purposes of this Lease. Unless otherwise specifically provided in this Lease, Tenant shall pay Landlord all Additional Rent within ten (10) business days after demand. As used herein the term “Rent” refers to Base Rent, Leasehold Excise Tax and Additional Rent.

4.4 Tenant’s Contributions to Operating Expenses. In addition to Base Rent Tenant shall pay to Landlord as Additional Rent Tenant’s Share of all “Operating Costs” (as defined in Section 4.4(b) below) incurred in connection with the operation of the Premises, calculated in the manner set forth in this Section. Landlord acknowledges that Tenant will be retaining Grubb & Ellis Company to manage the Premises at Tenant’s expense during the Term; and that Tenant will maintain existing service contracts in place with respect to the Premises at Tenant’s expense during the Term. Accordingly, Operating Costs will not include any of Landlord’s management or administrative fees, expenses, charges or costs, both direct and indirect. Tenant will terminate such management and service contracts at the end of the Term, which obligation shall survive the expiration or termination of this Lease. Tenant agrees to cooperate and to direct Grubb & Ellis Company to cooperate with Landlord in operating and maintaining the Premises during the Term and shall provide such information and copies of reports, invoices and other documentation as Landlord may reasonably request to enable Landlord to perform its obligations under this Lease.

(a) Before Lease commencement and each calendar year commencing thereafter, Landlord will notify Tenant in writing of Landlord’s estimate of Tenant’s Share of the Operating Costs and Miscellaneous Taxes for the current year. Tenant’s Share shall be one hundred percent (100%). Tenant shall pay such estimated amount in advance, in equal monthly installments, without demand and without deduction or offset, on or before the first (1st) day of each calendar month, with the payment of Base Rent required pursuant to Section 4.1 above. Following the end of each calendar year, Landlord will compute Operating Costs for such year in accordance with Section 4.4(c) based on actual costs and, if Tenant’s Share of the amounts due for such year is greater than the amounts already paid by Tenant pursuant to this Section 4.4, Tenant shall pay Landlord the deficiency within fifteen (15) business days after receiving written notice of such amount from Landlord. If the total amount paid for such year exceeds Tenant’s Share, then if Tenant is not in default hereunder, Landlord shall credit such excess to the payment of Additional Rent which may thereafter become due under this Lease; however, upon the expiration or sooner termination of the Term, if Tenant has otherwise complied with all other terms and conditions of this Lease, Landlord shall refund such excess to Tenant. If at any time during a calendar year Landlord obtains additional information regarding costs or expenses of the Premises, Landlord may at its election adjust the amount of the monthly installments due under this section for the balance of the year to reflect such additional information, by giving Tenant written notice thereof, which notice also shall state the amount of the deficiency, if any, in the prior monthly payments for the calendar year. Tenant shall pay any such deficiency within fifteen (15) business days of its receipt of the notice and shall make the adjusted monthly payments for the remainder of the calendar year.

(b) For purposes of this Lease:

(i) “Operating Costs” means the following expenses, to the extent paid or incurred by Landlord, and not excluded by the terms of Section 4.4, for maintaining, operating and repairing the Premises and dealing with safety and security related thereto, and the personal property used in conjunction therewith, including the costs of common refuse collection, recycling, water, sewer, electricity, gas, heat, air conditioning, fuel, light, fire protection, life safety, security systems, equipment, the cost of any capital improvement to the Premises requested by Tenant and not otherwise covered by the terms of this Lease and other utilities; supplies; window washing; snow, garbage, trash and debris removal; services of independent contractors; an allocable share of compensation (including employment taxes and fringe benefits, but excluding bonuses) of all persons who perform duties in connection with the operation, maintenance and repair of the Premises; costs incurred in connection with compliance with legal requirements; insurance premiums and charges for all insurance carried with respect to the Premises and all deductibles with respect thereto up to a maximum deductible of $10,000 per occurrence; “Miscellaneous Taxes” as defined in subsection (ii) below, bond premiums and charges; association fees and dues; the Premises’ share of expenses under easement, cross-easement or like agreements benefiting the Premises; license and permit costs and third party governmental fees and charges, including inspection fees; legal and accounting expenses, and other necessary costs and expenses actually incurred by Landlord in connection with the maintenance, operation and repair of the Premises which under generally accepted accounting principles would be considered an operating expense. However, the following items shall not be included as Operating Costs:

(A) leasing commissions, fees and costs, advertising and promotional expenses and other costs to the extent incurred in procuring tenants;

(B) tenant improvement work for any tenant;

(C) financing costs including interest and principal amortization of debts and costs of obtaining same;

(D) rental on ground leases or other underlying leases;

(E) wages, bonuses and other compensation shall be limited to those employees of Landlord who are directly engaged in the operation, maintenance and repair of the Premises (as opposed to property management and administration) allocated based on the percentage of time each such employee actually devotes to the Premises and employee fringe benefits (other than insurance plans and tax-qualified benefit plans which shall be excluded in their entirety);

(F) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos or other Hazardous Substances (unless caused by Tenant during the Term of this Lease);

(G) costs of any items for which Landlord is entitled to be paid or reimbursed by insurance;

(H) increased insurance for which Landlord is entitled to reimbursement from any other tenant, other than as part of Operating Costs;

(I) charges for electricity, water or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant other than as part of Operating Costs;

(J) cost of any HVAC or other services provided on an extra cost basis after regular business hours;

(K) cost of any work or services performed for any facility other than the Premises;

(L) any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(M) any cost of painting or decorating any interior parts of the Premises;

(N) Landlord’s general overhead;

(O) attorneys’ fees, accounting fees and other expenditures incurred in connection with negotiations, disputes and claims of tenants or occupants of the Premises;

(P) cost of any alterations, additions, changes, repairs, replacements or other items which, under generally accepted accounting principles, are properly classified as capital expenses, except that such costs as capitalized shall be amortized on a straight-line basis over the useful life of the item in question with the annual amortization to be included as part of Operating Costs;

(Q) late fees or charges incurred by Landlord due to late payment of expenses;

(R) cost of acquiring, securing, cleaning, manufacturing or replacing sculptures, paintings and other art objects;

(S) [Intentionally Deleted];

(T) costs due to Landlord’s violation of any governmental rule or authority (but the costs incurred in maintaining the Premises in compliance with laws are not intended to be excluded by this item (T));

(U) charitable or political contributions;

(V) costs related to public transportation, transit or van pools;

(W) costs of compliance with the ADA;

(X) wages, bonuses and other compensation of employees above the grade of building manager;

(Y) charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to pay directly to the utility or to reimburse Landlord and which are not payable as part of the general reimbursement of Operating Costs;

(Z) cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare, luncheon club or athletic or recreation club;

(AA) cost of any work or services performed for any facility other than the buildings that form part of the Premises;

(BB) costs of relamping all light fixtures in non-public areas of the Premises including, without limitation, labor and materials for light tubes, bulbs, starters, ballasts and their equivalents;

(CC) any cost associated with operating an off-site management office for the Premises;

(DD) cost of any items that, under generally accepted accounting principles, are properly classified as capital expenses, except to the extent Landlord is expressly allowed to recover such costs under this Lease;

(EE) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

(FF) cost of the initial stock of tools and equipment for operation, repair and maintenance of the Project;

(GG) taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

(HH) costs and expenses incurred in connection with contesting, remedying or settling any claimed violation of law or requirements of law;

(II) all other items for which another party compensates or pays (other than as part of Operating Costs) so that Landlord shall not recover any item of cost more than once;

(JJ) flowers, balloons or gifts of any type; and

(KK) any costs related to work performed by Landlord under the terms of Section 8.3 hereof.

(ii) “Miscellaneous Taxes” means all special assessments, business district, local improvement district, utility local improvement district and other payments assessed or levied against the Premises, taxes, fees or other charges assessed by governmental authorities other than Landlord and payable on the use of parking stalls leased as part of the Premises, and all other governmental charges, other than those imposed by Landlord, including, but not limited to, any payments to public transit, transportation management plans or carpooling facilities required by any governmental agency which are assessed against the Premises or become payable with respect to the Premises during the Term of this Lease.

(c) Not later than one hundred twenty (120) days after the expiration of each calendar year included in the Term, Landlord shall submit to Tenant a detailed written statement, certified by Landlord containing the amount of actual Operating Costs for such calendar year broken down by component of expenses, the amount paid by Tenant towards the Operating Costs, and the amount, if any, Tenant owes Landlord or the amount Landlord owes Tenant as a refund for such year, as contemplated in Section 4.4(a). Tenant or its audit representatives shall have the right to inspect and audit Landlord’s books and records with respect to this Lease no more than once each calendar year or not more than one (1) year after the end of any calendar year during the Term to verify actual Operating Costs for such calendar year. Tenant’s audit representative shall be designated by Tenant provided that such audit representative shall not be compensated in whole or in part on a contingent basis. The Landlord’s books and records shall be kept on an accrual basis according to generally accepted accounting principles provided that prepaid items will be amortized to match the period in which the service or benefit is received. If Tenant’s audit of the Operating Costs by Tenant’s audit representative reveals an overcharge of more than three percent (3%), Landlord promptly shall reimburse Tenant for the reasonable out-of-pocket cost of the audit. Any overcharge or underpayment of Operating Costs shall be due from one party to the other within thirty (30) days after the amount of the overcharge or underpayment has been fixed. All such reimbursement obligations shall survive expiration or termination of this Lease.

4.5 Interest. Interest shall accrue on any payment due under this Lease which is more than ten (10) days past due at the rate of ten percent (10%) per annum.

SECTION V - CONDUCT OF BUSINESS

5.1 Use of Premises. Tenant shall use the Premises only for the purposes stated in Section 1.5. Tenant shall not use or permit the use of the Premises for any other purpose without Landlord’s express prior written consent.

5.2 Appearance of Premises. Tenant shall maintain the Premises in a clean, orderly and neat fashion and shall neither commit waste nor knowingly permit any waste to be committed thereon. Tenant shall not permit any accumulation of trash or refuse on or about the Premises except in covered containers.

5.3 Unlawful Use. Tenant shall not use or knowingly permit the Premises or any part thereof to be used for any purpose in violation of any municipal, county, state or federal law, ordinance, rule or regulation (collectively “Applicable Laws”).

5.4 Liens and Encumbrances. Tenant shall keep the Premises free and clear of all liens and encumbrances arising or growing out of its use and occupancy of the Premises. If any lien is filed against the Project as a result of the action or inaction of Tenant or its employees, agents or contractors, Tenant shall within fifteen (15) business days of Landlord’s demand therefor discharge such lien by payment or post a bond sufficient in amount to cause the lien to be removed of record.

5.5 Hazardous Substances. Tenant shall not, without Landlord’s prior written consent, keep any substances designated as, or containing components designated as, hazardous, dangerous, toxic, or harmful, and/or subject to regulation under any federal, state, or local law, regulation, or ordinance (“Hazardous Substances”) on or about the Premises, except for Hazardous Substances typically used in an office, a commuter parking garage or administrative facility in reasonable quantities and which are stored and used strictly in accordance with all Applicable Laws and manufacturer’s instructions and recommendations. Tenant shall indemnify, defend and hold Landlord harmless with respect to all claims, suits, causes of action, costs, losses, damages, fines and penalties attributable to Tenant’s release of Hazardous Substances in, on, under, about or from the Premises in violation of Applicable Laws during the Term. Tenant’s obligations under this Section 5.5 shall survive expiration or termination of this Lease.

5.6 Signs. Tenant shall be permitted to retain in place all existing signs on the Premises for its use during the Term. Any new signage or modification of existing signage shall be subject to Landlord’s prior written approval, shall be consistent with University sign regulations and shall also comply with all Applicable Laws. Tenant shall remove at its sole cost and expense and in compliance with all Applicable Laws the following signs and repair all damage resulting from the removal thereof: the Safeco sign located on the Building at N.E. 45th Street and 12th N.E.; the Safeco sign located on Buildings next to the I-HOP building; and the Safeco sign face that is located on the stainless steel sign at N.E. 45th Street and Brooklyn Avenue N.E. at or prior to the expiration of the Term. Tenant’s obligations under this Section 5.6 shall survive expiration or termination of this Lease.

SECTION VI - UTILITIES AND OTHER CHARGES

6.1 Utilities. Tenant shall pay prior to delinquency for all electricity, telephone, water, gas, sewer, garbage, fire protection and any other utilities which are supplied to the Premises during the Term that are separately metered or submetered and are not included as part of Operating Costs and shall pay, as part of the Operating Costs, for those utilities that are not separately metered or submetered.

6.2 Licenses and Taxes. Tenant shall be liable for, and shall pay or cause to be paid throughout the Term, all license and excise fees and occupation taxes covering the business conducted by Tenant on the Premises during the Term and all personal property taxes levied with respect to all Tenant’s personal property located at the Premises during the Term.

6.3 Electrical and Telecommunications Wires. Tenant shall comply with all Applicable Laws with respect to all wires, cables and similar installations (“Wires”) currently existing or hereinafter installed by Tenant within the Premises.

SECTION VII - DEPOSIT

7.1 Deposit. Intentionally omitted.

SECTION VIII - ALTERATIONS

8.1 Delivery of Premises. The Premises are leased to Tenant in the condition and state of repair existing on the Commencement Date, without representation or warranty of any kind by

Landlord express or implied, and subject to (i) the existing condition of title, (ii) all Applicable Laws now or hereafter in effect, and (iii) all the covenants, terms and conditions of any and all presently existing agreements affecting the Premises. Landlord has concurrently herewith acquired the real property of which the Premises are a part from Tenant who has heretofore owned, operated and occupied the Premises for many years. Tenant is thoroughly familiar with the physical condition to the Premises and agrees to accept the Premises “AS IS” and in its condition and state of repair on the Commencement Date, and expressly without recourse to Landlord as to title to the Premises, the presence or absence of Hazardous Substances therein, or as to the nature, physical condition (including, without limitation, any deferred maintenance associated with the Premises) or the suitability of the Premises for Tenant’s business.

8.2 Alterations by Tenant. Tenant shall not make any alterations, additions or improvements in or to the exterior or structure of any building or building system on the Premises without first submitting to Landlord professionally-prepared plans and specifications for such work and obtaining Landlord’s prior written approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant covenants that it will cause all alterations, additions and improvements to the Premises to be performed at Tenant’s sole cost and in a manner which: (a) is consistent with the Landlord-approved plans and specifications and any conditions reasonably imposed by Landlord in connection therewith; (b) is in conformity with commercial standards; and (c) does not invalidate or otherwise affect the warranties then in effect with respect to the Premises. Tenant shall secure all governmental permits and approvals for, as well as comply with all Applicable Laws in connection with, all alterations, additions and improvements. Any alterations made by Tenant during the Term shall remain on and be surrendered with the Premises upon expiration or earlier termination of the Term, unless Landlord notified Tenant at the time of Landlord’s approval that Landlord will require the same to be removed upon termination or expiration of the Term, in which event Tenant shall cause the applicable alteration to be removed, restore the Premises to its original condition prior to such alterations and repair any damage resulting from such removal. This obligation shall survive the termination of this Lease.

8.3 Landlord Alterations and Improvements. Tenant has been advised that Landlord may undertake certain alterations or improvement to the Premises during the Term. Landlord shall have access to the Premises at all times for the purpose of inspections and evaluations for such alterations or improvements, after giving twenty four (24) hours notice to Tenant or to Tenant’s property manager. Landlord will make reasonable efforts to accommodate the timing of such access to any special needs or requirements that Tenant may express. The construction of alterations or improvements may be undertaken: (a) after providing at least ten (10) business days prior written notice to Tenant, and (b) using best efforts to avoid materially interfering with Tenant’s use, enjoyment, or access to the Premises or increasing Tenant’s costs of operation in the Premises. Such alterations and improvements shall be at Landlord’s sole cost and expense. Tenant reserves the right to request that such alterations, improvements or changes do not occur at a time or in a manner that Tenant’s operations, security and safety are damaged or jeopardized thereby, including suggestions for limiting the periods during which such work may be performed and the manner in which it can be performed, so long as such limitations do not materially restrict Landlord from implementing a construction schedule which permits alterations and improvement work to occur in an orderly fashion during business hours and which does not materially interfere with Tenant’s use, enjoyment or access to the Premises (other than emergency repairs which the Landlord may immediately undertake after first exercising due diligence to immediately contact Tenant telephonically or by other reasonable means to inform Tenant of the emergency and of the steps it intends to take to resolve the immediate danger giving rise to the emergency).

SECTION IX - MAINTENANCE OF PREMISES

9.1 Maintenance and Repairs by Tenant. Except for matters which are Landlord’s responsibility under terms of Section 9.3, and except for maintenance attributable to the negligent acts of Landlord or its agents or employees acting within the scope of their employment or its breach of this Lease, Tenant shall at all times maintain the Premises in good order, condition and repair during the Term, ordinary wear and tear and damage by casualty or condemnation excepted. If Tenant’s maintenance obligations will require it to make any expenditures which are capital in nature, then its share of the cost therefor shall be limited to an amount equal to a portion of such expense that is equal to the percentage that the then remaining Term bears to the Internal Revenue Service determined useful life for the capital expenditure item. Tenant shall not be obligated to perform such capital expenditure work until Landlord provides to Tenant an amount equal to the difference between the cost thereof and Tenant’s share of such cost. Tenant shall provide its own janitorial service to the Buildings, which shall be performed in accordance with Tenant’s specifications and with its own employees or with service providers it has previously contracted with.

9.2 Failure to Maintain. If Tenant fails to keep and maintain the Premises in the condition set forth in Section 9.1, Landlord may, at its option and following notice to Tenant and expiration of the applicable cure period, put or cause the same to be put in the condition required thereunder, and Tenant on demand shall pay Landlord the reasonable out-of-pocket cost thereof within fifteen (15) days after its receipt of an invoice and supporting documentation therefor.

9.3 Maintenance and Repairs by Landlord. Landlord shall maintain and repair the roof, roof structure, exterior walls, foundation and building structure of all Buildings and all systems serving the Buildings in a good order, repair and condition during the Term and Landlord shall have access to the Premises at all reasonable times to undertake such repair and maintenance on the terms and general conditions set forth in Section 8.3. In the event of an emergency caused by an event posing an immediate danger or injury to persons or damage to property involving any of those items which are Landlord’s obligation to repair under the terms of this Section 9.3, Tenant shall exercise due diligence in attempting to immediately contact Landlord telephonically or by other reasonable means to inform Landlord of the emergency and of the need to take action. If Landlord fails to commence taking action to deal with the emergency problem within twenty four (24) hours after being advised by Tenant thereof, then Tenant may make such repair as it deems necessary to resolve the immediate danger giving rise to the emergency, but not any long term problem, for the account of Landlord. Following Tenant’s completion of such emergency repair work, Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses incurred in performing such repair work within forty-five (45) days following Landlord’s receipt of invoice from Tenant. If Landlord fails to reimburse Tenant within such forty-five (45) day period, then Tenant may offset such amount together with interest at the interest rate set forth in Section 4.5 from the next installment of Rent due.

SECTION X - INSURANCE AND INDEMNITY

10.1 Indemnification.

(a) Except as provided in Section 10.1(b) Landlord shall not be liable for any loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever. Except as covered by the waiver contained in Section 10.4, Tenant shall indemnify, defend and hold Landlord, its lender(s) (“Lender”), its and their officers, agents, and employees and contractors harmless from all losses, damages, fines, penalties, liabilities and expenses (including reasonable attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any injury to any person or from any loss of or damage to any property caused by or resulting from any negligent act or omission of Tenant or any subtenant, licensee, assignee, or concessionaire of Tenant, or of any officer, agent, employee, guest or invitee of any such person in, on or about the Premises.

(b) Except as provided in Section 10.1(a) Tenant shall not be liable for any loss of or damage to any property (including property of Landlord) occurring in or about the Premises from any cause whatsoever. Except as covered by the waiver contained in Section 10.4 Landlord shall indemnify, defend and hold Tenant, its officers, agents, and employees and contractors harmless from all losses, damages, fines, penalties, liabilities and expenses, (including reasonable attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any injury to any person or from any loss of or damage to any property caused by or resulting from any negligent act or omission of Landlord or of any officer, agent, or employee of Landlord acting within the scope of their employment in, on or about the Premises.

(c) Notwithstanding any of the foregoing, if losses, liabilities, damages, liens, costs and expenses so arising are caused by the concurrent negligence of both Landlord and Tenant, and their respective officers, employees and agents, a party shall indemnify the other only to the extent of the indemnifying party’s own negligence or that of its officers, employees, and agents. The indemnifications provided for in this Section 10.1 with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Premises. LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 10.1 WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.

10.2 Insurance. During the Term Tenant shall, at its own expense, maintain commercial general liability insurance with minimum limits of Five Million Dollars ($5,000,000) per occurrence and annual aggregate. Landlord and its lender, if any, shall be named as additional insureds and shall be furnished with a certificate of such policy or policies of insurance which shall bear an endorsement that the same shall not be canceled nor materially reduced in coverage or limits without thirty (30) days prior written notice to Landlord. During the Term, Tenant shall also maintain at its own expense insurance covering its furniture, fixtures, equipment and inventory on the Premises in an amount equal to the full insurable value thereof, against fire and such other perils as are covered by an all risk (special forms) policy. All insurance required under this Lease shall (a) be issued by insurance companies authorized to do business in the State of Washington and having a financial rating of at least A, Class X status, as rated in the most recent edition of Best’s Insurance Reports, or with companies otherwise acceptable to Landlord; and (b) be issued as a primary policy, or under a blanket policy, not contributing with and not in excess of coverage which Landlord may carry. Tenant shall be permitted to self-insure as to its obligations under this Section 10.2.

10.3 Landlord’s Insurance. During the Term Landlord shall maintain commercial general liability insurance with minimum limits of Five Million Dollars ($5,000,000) per occurrence and annual aggregate. During the Term, Landlord shall also maintain insurance covering all buildings and other improvements on the Premises in an amount equal to the full insurable value thereof, against fire and such other perils as are covered by an all risk (special forms) policy. Landlord shall be permitted to self-insure as to its obligations under this Section 10.3.

10.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the property of the other party for any loss or damage to any building, structure or tangible personal property of the other occurring in or about the Premises, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if such loss or damage is covered by property insurance benefiting the party suffering such loss or damage or was required to be covered by property insurance under terms of this Lease or if the party was self-insuring as to such loss as permitted under this Lease. Each party shall cause each insurance policy obtained by it insuring its property to contain such a waiver of subrogation clause.

SECTION XI - ASSIGNMENT AND SUBLETTING

11.1 Assignment or Sublease. Tenant may sublet the whole or any part of the Premises or assign or encumber its interest hereunder with the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

11.2 Assignment by Landlord. If Landlord sells or otherwise transfers the Premises, or if Landlord assigns its interest under this Lease (other than for security purposes) and such purchaser, transferee or assignee assumes Landlord’s obligations hereunder arising thereafter, Landlord shall thereupon be relieved of all liabilities hereunder which accrue as to periods thereafter, but this Lease shall otherwise remain in full force and effect.

SECTION XII - DESTRUCTION OF PREMISES

12.1 Partial Destruction. If the Premises are rendered partially untenantable by fire or other casualty, and if the damage is repairable within ninety (90) days from the date of the occurrence (with the repair work and preparations therefore to be done during regular working hours on regular work days), Landlord shall repair the Premises with due diligence and Rent shall be abated in the proportion that the untenantable portion of the buildings on the Premises bears to the whole thereof for the period from the date of the casualty to the completion of the repairs; provided, however, Landlord shall have no obligation to repair the Premises if such fire or other casualty occurs during the last two (2) months of the Term except for repairs which can be completed in less than fifteen (15) days and at a cost not in excess of One Hundred Thousand Dollars ($100,000).

12.2 Total Destruction. If the Premises are completely destroyed or destroyed by fire or other casualty to such an extent that the damage cannot be repaired within ninety (90) days of the occurrence, Landlord shall have the option to restore the Premises or to terminate this Lease by written notice given to Tenant within thirty (30) days after the casualty, with any termination to be effective thirty (30) days after Landlord’s notice. If Landlord elects to restore the Premises, it shall, to the extent of insurance proceeds available, commence and prosecute the restoration work with diligence after obtaining required governmental consents and permits. For the period from the date of the casualty until completion of the repairs (or the date of termination of this Lease, if Landlord elects not to restore the Premises), Rent shall be abated in the same proportion that the untenantable portion of the Premises bears to the whole thereof, and if Landlord does not fully restore the Premises, then Rent will be abated in the same proportion that the unrestored portion of the Premises bears to the whole thereof. Landlord shall not be liable to Tenant for any damage or destruction to Tenant’s property located on the Premises (which Tenant shall insure as provided in Section 10.2 and repair or restore at its sole cost and in its sole election).

SECTION XIII - EMINENT DOMAIN

13.1 Total Taking. If all of the Premises are taken by eminent domain, this Lease shall terminate as of the date Tenant is required to vacate the Premises, and Rent shall be paid to that date. The term “eminent domain” shall include the taking or damaging of property by, through or under any governmental or statutory authority, and any purchase or acquisition in lieu thereof, whether the damaging or taking is by a government authority or any other person.

13.2 Partial Taking. If a taking of any material part of the Premises or access thereto by eminent domain renders the remainder thereof unusable for the business of Tenant, in the reasonable judgment of Tenant, this Lease may, at the option of Tenant, be terminated by written notice given to Landlord not more than thirty (30) days after Landlord receives notice (and provides Tenant written notice) of the taking, and such termination shall be effective as of the date when Tenant is required to vacate the portion of the Premises so taken. If this Lease is so terminated, all Rent shall be paid to the date of termination. Whenever any portion of the Premises is taken by eminent domain and this Lease is not terminated, Landlord shall, to the extent of condemnation proceeds available, proceed with all reasonable dispatch to restore, the remainder of the Premises to the condition it was in immediately prior to such taking. Rent payable hereunder shall be equitably reduced from the date Tenant is required to partially vacate the Premises or to the extent that the Premises are not restored.

13.3 Damages. Landlord reserves all right to the entire damage award or payment for any taking by eminent domain or a transfer in lieu thereof, and Tenant waives all claim whatsoever against Landlord for damages for termination of its leasehold interest in the Premises or for interference with its business as a result of such taking. Except as noted in the next sentence, Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment as Landlord may from time to time request. However, Tenant shall have the right to recover from the condemning authority damages attributable to interference with Tenant’s operations on the Premises, for its moving and relocation costs and for any taking of Tenant’s furniture, trade fixtures and other personal property.

SECTION XIV - DEFAULT OF TENANT

14.1 Defaults.

(a) Time is of the essence of this Lease. Tenant shall be in default under this Lease if Tenant violates or breaches or fails to keep or perform any covenant, term or condition of this Lease or if a bankruptcy petition is filed by or against Tenant. If the Tenant default is the nonpayment of Rent under this Lease, Tenant shall have ten (10) days after receipt of written notice from Landlord within which to cure the default. If the Tenant default is something other than nonpayment of Rent due under this Lease, Tenant shall have thirty (30) days following receipt of written notice from Landlord within which to cure any such default; provided, if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, the cure period shall be extended for so long as may be reasonably necessary to cure the default so long as Tenant commences the cure within the initial thirty (30) day period and thereafter diligently prosecutes the cure to completion in good faith within sixty (60) days thereafter.

(b) If a default is not cured within the applicable cure period, if any, Landlord shall have the following rights and remedies, at its option which shall not be exclusive, but shall be cumulative and in addition and supplemental to any and all other rights and/or remedies that Landlord may have at law or if equity: (1) to declare the term hereof ended and to reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder; or (2) without declaring this Lease terminated, to reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and to collect any unpaid Rent, which have become payable, or which may thereafter become payable; or (3) even though it may have reentered the Premises, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. If Landlord reenters the Premises under option (2) above, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent thereafter accruing, or to have terminated Tenant’s liability for damages under any of the provisions hereof, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease, and Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by written notice to Tenant) be deemed to be a termination of this Lease. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the expense and risk of Tenant.

(c) If Landlord elects to terminate this Lease pursuant to the provisions of options (1) or (3) in Section 14.1(b), Landlord may recover from Tenant as damages, the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment that Landlord proves was proximately caused by Tenant’s failure to perform its obligations under this Lease. As used in items (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the interest rate specified in Section 4.5 hereof. As used in item (iii) above, the “worth at the time of award” is computed by using a discount rate of five percent (5%). Landlord shall use commercially reasonable efforts to mitigate its damages.

14.2 Legal Expenses. If any litigation arises in connection with the Lease, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable costs and attorneys’ fees, including those incurred in bankruptcy and on appeal.

14.3 Remedies Cumulative; Waiver. Landlord’s remedies hereunder are cumulative, and Landlord’s exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or alter, affect or prejudice any other right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent nor any other acts or omissions of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, for any default, or be construed so as at any future time to estop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

SECTION XV - ACCESS BY LANDLORD; DEFAULT OF LANDLORD

15.1 Right of Entry. Landlord and its agents shall have the right to enter the Premises (other than areas, if any, designated by Tenant as “Secure” which Landlord may enter only to the extent required to perform Landlord’s obligations or exercise Landlord’s rights under this Lease) at any time following two (2) business days prior notice to Tenant, to examine the same, to show them to prospective purchasers or lenders or to perform Landlord’s obligations under this Lease; provided, in an emergency, no advance notice shall be required. If requested by Tenant, a Tenant representative shall accompany Landlord when present in the Premises.

15.2 Default of Landlord. If Landlord defaults in the performance of any covenant required to be performed by Landlord, Tenant may give Landlord a written notice specifying the default. Subject to Tenant’s emergency rights under the terms of Section 9.3, if Landlord does not remedy the default within thirty (30) days following receipt thereof or, in the case of a default which reasonably requires more than thirty (30) days to cure, if Landlord has not commenced to promptly remedy the same within thirty (30) days following receipt thereof and be diligently and continuously prosecuting such cure, then Tenant may pursue self-help or any other remedy available at law or in equity.

SECTION XVI - SURRENDER OF PREMISES

16.1 Surrender of Possession. At the expiration or sooner termination of this Lease, Tenant shall return the Premises to Landlord in the same condition in which received (or, if altered in compliance with Section 8.2 hereof, then the Premises shall be returned in the condition required under Section 8.2), reasonable wear and tear and damage by casualty or condemnation excepted. Prior to such return, Tenant shall remove its trade fixtures, personal property and equipment from the Premises, together with all trash, debris and other rubbish then located thereon, which obligation shall survive the expiration or earlier termination of this Lease.

16.2 Holding Over. If Tenant continues to occupy or hold all or any portion of the Premises after expiration of the Term, such occupancy shall constitute a month-to-month tenancy subject to all of the terms of this Lease, except Base Rent, which shall automatically, and without notice, be accelerated to 150% of the Base Rent in effect as of the expiration of the Term, plus Leasehold Excise Tax and Additional Rent. Any such holdover tenancy may be terminated as provided by law. Landlord also reserves the right to claim such damages as may accrue due to Tenant’s holding over, which may exceed the amount of Base Rent, Leasehold Excise Tax and Additional Rent otherwise applicable to the holdover period.

SECTION XVII - QUIET ENJOYMENT

17.1 Landlord’s Covenant. Tenant shall have and quietly enjoy the Premises free from claims arising by, through or under Landlord, but not otherwise, for the Term subject, however, to all matters affecting the Premises as of the Commencement Date.

SECTION XVIII - MISCELLANEOUS

18.1 Notices. Any notices required in accordance with any of the provisions herein shall be in writing and delivered, sent by fax, overnight courier or mailed by registered or certified mail to Landlord and Tenant at the addresses set forth in Section 1.6, or to such other address as a party shall from time to time advise the other party by a written notice given in accordance with this Section 18.1. If mailed, a notice shall be deemed received three (3) business days after the postmark affixed on the envelope by the United States Post Office, unless sooner received or rejected.

18.2 Successors or Assigns. All of the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and, subject to the terms of Section 11.1 hereof, their respective heirs, administrators, executors, successors and permitted assigns, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

18.3 Brokerage Commissions. Each party agrees to indemnify and hold the other party harmless from all liabilities and claims for brokerage commissions or finder’s fees growing out of agreements which the first party has made with persons or entities relative to this Lease. This indemnification shall survive the expiration or termination of this Lease.

18.4 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

18.5 Recording. Tenant shall not record this Lease without the prior written consent of Landlord. However, upon either party’s request, both parties shall execute a memorandum of this Lease listing the parties, the Premises and the commencement and expiration dates of this Lease which may be recorded in the real property records.

18.6 Subordination; Estoppel.

(a) Unless otherwise designated by Landlord, this Lease shall be subordinate to all existing or future mortgages and deeds of trust on the Project, and to any extensions, renewals or replacements thereof and Tenant, on Landlord’s written demand will execute and deliver to Landlord’s lender such subordination and other agreements as such lender may reasonably require to confirm the self-effectuating subordination of this Lease to any such mortgage or deed of trust so long as the lender agrees in writing for the benefit of Tenant that so long as Tenant is not in default under this Lease beyond the applicable cure period, Tenant’s occupancy of the Premises under this Lease and its rights hereunder will not be disturbed, and Tenant will not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except for joinder where such is necessary for jurisdictional reasons. Tenant agrees to attorn to Landlord’s successor following any foreclosure sale or transfer in lieu thereof.

(b) Within ten (10) business days of Landlord’s request therefor, Tenant shall promptly execute and deliver to third parties designated by Landlord an estoppel certificate or letter that recites on a knowledge basis the facts with respect to the Lease and its existence, terms and status.

18.7 Liability of Landlord. Tenant covenants that it shall look solely to Landlord’s interests in the Premises (including without limitation the rents, issues and profits and insurance proceeds from the Premises) for the satisfaction of any judgment or decree against Landlord based upon any default under this Lease; agrees that no other property or assets of the Landlord (or any of its regents, officers or employees) shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree.

18.8 Force Majeure. Neither party shall be deemed in default hereof or liable for damages arising from its failure to perform its duties or obligations hereunder if such is due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, acts of terrorism, embargoes, fires, floods, windstorms, earthquakes, strikes, lockouts, boycotts or other labor disturbances, civil disturbances or commotion or war; provided that the foregoing shall not excuse a party from the performance of its payment obligations under this Lease when due.

18.9 Authority. Landlord and Tenant each represent and warrant to the other that it has the power and authority to enter into this Lease and that the person(s) signing this Lease on its behalf were duly authorized to do so.

18.10 Headings. The headings in this Lease are for convenience only and do not in any way limit or affect the terms and provisions hereof.

18.11 Gender. Wherever appropriate in this Lease, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

18.12 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

SECTION XIX - EXECUTION OF LEASE

19.1 Execution by Landlord and Tenant. Landlord shall not be deemed to have made an offer to Tenant by furnishing Tenant with a copy of this Lease with particulars inserted. No contractual or other rights shall exist or be created between Landlord and Tenant until all parties hereto have executed this Lease and fully executed copies have been delivered to Landlord and Tenant.

SECTION XX - ENTIRE AGREEMENT - APPLICABLE LAW

20.1 Entire Agreement - Applicable Law. This Lease and the Exhibits attached hereto, and by this reference incorporated herein, set forth the entire agreement of Landlord and Tenant concerning the Premises, and there are no other agreements or understanding, oral or written, between Landlord and Tenant concerning the lease of the Premises. Any subsequent modification or amendment of this Lease shall be binding upon Landlord and Tenant only if reduced to writing and signed by them. This Lease shall be governed by, and construed in accordance with the laws of the State of Washington.

DATED as of the day and year first written above.

LANDLORD:
Executed this 27th
day of September, 2006	THE BOARD OF REGENTS OF THE
UNIVERSITY OF WASHINGTON, an agency of
Approved as to Form:	the State of Washington

By
Assistant Attorney General	Name	Jeanette L. Henderson
State of Washington	Its	Director of Real Estate

TENANT:

SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

Executed this 26th	By
day of September, 2006	Name	A. R. Mysliwy
	Its	Executive Vice President

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 26th day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Jeanette L. Henderson, known to me to be the Director of Real Estate UNIVERSITY OF WASHINGTON, the entity that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON, an agency of the State of Washington, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Susan A. Beaudoin
Print Name NOTARY PUBLIC in and for the State of Washington, residing at Seattle My commission expires 6/24/10

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 26 day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared A R Mysliwy, known to me to be the Executive VP of SAFECO INSURANCE COMPANY OF AMERICA, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Lucia M. Linn
Print Name NOTARY PUBLIC in and for the State of Washington, residing at Seattle My commission expires 01-19-08